Issuer Free Writing Prospectus dated October 20, 2021

Filed Pursuant to Rule 433

Registration No. 333-255424

NYSE American: OZ

INSTEAD OF MERELY MAKING MONEY, WHY NOT CONSIDER BUILDING MONEY?

Belpointe OZ. A publicly traded Opportunity Zone Fund.

Investing in Opportunity Zones for Tax Advantages and Growth

To receive your complimentary copy of **Investing in Opportunity Zones for Tax Advantages and Growth** white paper, please fill in the information below. You will also receive Belpointe's **Opportunity Zone Confidential** complimentary weekly eLetter.

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Individual Investor or Professional Advisor*

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What are *Opportunity Zones?*

Reinvesting capital gains into qualified opportunity zone funds for growth and income and for short-term and long-term tax benefits

In collaboration with state and local governments, the U.S. Department of the Treasury has certified 8,700+ communities in all 50 states, the District of Columbia, and five U.S. territories as Opportunity Zones. Quoting the Treasury Department, nearly 35 million Americans live in areas designated as Opportunity Zones. These communities present both the need for investment and significant investment opportunities.

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NYSE American OZ



(NYSE AMERICAN: OZ)

Now Trading on the NYSE American Providing Exposure to Opportunity Zone Investing

CLICK HERE FOR MORE BENEFITS →

Defer, Reduce, Eliminate Capital Gains Tax Liability

(NYSE American: OZ): The first and only publicly traded Opportunity Zone investment structure in the United States.

GET THE WHITE PAPER →

NYSE American OZ


NYSE American OZ
Investing in Opportunity Zones for Tax Advantages and Growth

TOGETHER WE BUILD MONEY.

White Paper: *Investing in Opportunity Zones for Tax Advantages and Growth*

We have written a comprehensive report to help you understand Opportunity Zone investing. In this white paper you will learn why investing in Opportunity Zones offers several tax advantages that represent a generational opportunity to defer, reduce and eliminate 'capital gains' taxes, and to grow wealth. You will also receive our upcoming special market letters.

CLICK HERE TO RECEIVE YOUR COMPLIMENTARY COPY →

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How to Invest
We are now publicly-traded (NYSE American: OZ). You can now purchase us through any online brokerage platform as you would with any other publicly-traded company.
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ADDRESS

255 Glenville Road
GREENWICH, CT 06831

MAIN NUMBER:

(203) 883-1944

LET'S BUILD MONEY TOGETHER

For potential Investors and all questions
Please email: **IR@BELPOINTEOZ.COM**

Privacy Policy | Legal Disclaimer | Terms of Use

Belpointe PREP, LLC ("Belpointe OZ") has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offer and sale of up to $750,000,000 of Class A units representing limited liability interests in Belpointe OZ. You should read Belpointe OZ's most recent prospectus and the other documents that it has filed with the SEC for more complete information about Belpointe OZ and the offering

Investing in Belpointe OZ's Class A units involves a high degree of risk, including a complete loss of investment. Prior to making an investment decision, you should carefully consider Belpointe OZ's investment objectives and strategy, risk factors, fees and expenses and any tax consequences that may results from an investment in Belpointe OZ's Class A units. To view Belpointe OZ's most recent prospectus containing this and other important information visit www.sec.gov. Alternatively, you may request Belpointe OZ send you the prospectus by calling (203) 883-1944 or emailing claidlaw@belpointe.com. Read the prospectus in its entirety before making an investment decision

Neither Belpointe OZ nor any of its affiliates provide tax advice and do not represent in any manner that the outcomes described herein will result in any particular tax consequence. Prospective investors should consult their own tax advisers concerning the U.S. federal, state and local income tax consequences, as well as any tax consequences under the laws of any other taxing jurisdiction, in relation to their personal tax circumstances, which may vary for prospective investors in different tax situations.

NYSE American OZ

What are Opportunity Zones?

Reinvesting capital gains into qualified opportunity zone funds for growth and income and for short-term and long-term tax benefits

In collaboration with state and local governments, the U.S. Department of the Treasury has certified 8,700+ communities in all 50 states, the District of Columbia, and five U.S. territories as Opportunity Zones. Quoting the Treasury Department, nearly 35 million Americans live in areas designated as Opportunity Zones. These communities present both the need for investment and significant investment opportunities.

GET THE WHITE PAPER →

I'm here to help!

What are the tax benefits of investing in Opportunity Zones?

Under Section 1400Z of the Tax Cuts and Jobs Act of 2017, investors who elect to reinvest capital gains from capital assets into a Qualified Opportunity Fund will be eligible to receive multiple tax benefits.

NYSE American OZ

1 **DEFERRAL OF CAPITAL GAINS TAXES**

Capital gains (short-term or long-term) from the sale or exchange of any capital assets that are reinvested in a Qualified Opportunity Fund within 180 days following the sale or exchange, will be excluded from an investor's gross taxable income until the earlier of: December 31, 2026 or the date the investor sells its Qualified Opportunity Fund investment.

2 **REDUCTION OF CAPITAL GAINS TAXES**

Investors will receive a 10% step-up in the basis of any capital gains that are reinvested in a Qualified Opportunity Fund, if the investment is held for a period of 5 years prior to December 31, 2026.

3 **ELIMINATION OF CAPITAL GAINS TAXES**

Investors in Qualified Opportunity Funds may elect to receive an increase in basis with respect to their investment thereby eliminating, capital gains derived from the appreciation of their investment, if the investment is held for a period of 10 years or more, up to December 31, 2047.

4 **POSSIBLE STATE INCOME TAX BENEFITS**

Depending on the state where an investor is domiciled and whether that state conforms with federal Opportunity Zone regulations, an investor may be entitled to receive the same federal capital gains tax benefits (deferral, reduction, and elimination of capital gains taxes) on a state income tax level.

5 **NO DEPRECIATION RECAPTURE**

An investor will get the benefit of pass through depreciation and if an investor elected to receive a step up in basis and has held the investment for a period of 10 years or more, up to December 31, 2047, there wil be no depreciation recapture.

NYSE American OZ

(NYSE AMERICAN: OZ)

Now Trading on the NYSE American Providing Exposure to Opportunity Zone Investing

Belpointe OZ offers high quality and actively managed real estate investment assets throughout the United States through the expertise of our sponsor, Belpointe, LLC.

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NYSE American OZ

BELPOINTE ADVANTAGES

- Ability to acquire stabilized assets
- Actively managed by experienced professionals
- Diversified assets
- Pass-through income, avoiding double taxation
- Low minimum investment
- No capital calls

PUBLIC ADVANTAGES

- Transparency and SEC reporting
- NYSE American liquidity
- Unitholders may buy/sell through brokerage accounts
- Access to non-accredited investors
- Unitholder controlled entrance/exit
- No lock-up period
- No penalties for exiting early

TAX ADVANTAGES

- Capital gains deferral until December 31, 2026
- 10% reduction on original capital gains invested if investment is held for 5 years prior to December 31, 2026
- The appreciation of the investment within a Qualified Opportunity Fund is tax free if investment is held for 10 years
- Pass through of depreciation to unitholders which will offset the tax liability on distributions
- No depreciation recapture if investment is held for 10 years
- If the distribution yield exceeds depreciation pass through the income will be eligible for Section 199A which will reduce the tax liability by up to 20%

STOCK SYMBOL: OZ

- Low annual management fee – 0.75%
- Minimal carried interest – 5%
- No disposition fees
- No investor servicing fees

Thank you for your interest in our white paper:

Investing in Opportunity Zones for Tax Advantages and Growth


NYSE American : OZ
Investing in Opportunity Zones for Tax Advantages and Growth

We have written a comprehensive report to help you understand Opportunity Zone investing. In this white paper you will learn why investing in Opportunity Zones offers several tax advantages that represent a generational opportunity to defer, reduce and eliminate 'capital gains' taxes, and to grow wealth. You will also receive our upcoming special market letters.

To receive your complimentary copy of **Investing in Opportunity Zones for Tax Advantages and Growth** white paper, please fill in the information below. You will also receive Belpointe's **Opportunity Zone Confidential** complimentary weekly eLetter.

Full Name*

Email*

Phone*

Individual Investor or Professional Advisor*

Investor

I acknowledge and represent that Belpointe is authorized and has my consent to contact me at the phone number or email provided.

PLEASE EMAIL WHITE PAPER

I'm here to help!

You can purchase OZ through your broker or any brokerage platform where you hold your account.

Prospective investors should consult their own financial and tax advisers concerning the U.S. federal, state and local income tax consequences, as well as any tax consequences under the laws of any other taxing jurisdiction, in relation to their personal tax circumstances, which may vary for prospective investors in different tax situations.

STEPS TO INVEST

Step 1: Belpointe OZ has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC). Read the prospectus in its entirety before making an investment decision.

To view Belpointe OZ's most recent prospectus containing this and other important information visit www.sec.gov. Alternatively, you may request Belpointe OZ send you the prospectus by calling (203) 883-1944 or emailing claidlaw@belpointe.com.

Step 2: You can buy Belpointe OZ's Class A units through your preferred brokerage firm where you hold your account.

Questions? Contact our team at:.

Phone: (203) 883-1944

Email: IR@BELPOINTEOZ.COM

I'm here to help!

NYSE American: OZ

Questions or concerns? Email us and we will respond as soon as possible.

CLICK HERE →

NYSE American OZ

We have written a comprehensive report to help you understand Opportunity Zone investing. In this white paper you will learn why investing in Opportunity Zones offers several tax advantages that represent a generational opportunity to defer, reduce and eliminate 'capital gains' taxes, and to grow wealth. You will also receive our upcoming special market letters.

To receive your complimentary copy of **Investing in Opportunity Zones for Tax Advantages and Growth** white paper, please fill in the information below. You will also receive Belpointe's **Opportunity Zone Confidential** complimentary weekly eLetter.

Full Name*

Email*

Phone*

Individual Investor or Professional Advisor*

Investor

I acknowledge and represent that Belpointe is authorized and has my consent to contact me at the phone number or email provided.

PLEASE EMAIL WHITE PAPER

I'm here to help!